Exhibit 8.2

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660 Boadilla del Monte

Madrid, Spain

Madrid, 5 July 2017

Dear Sirs,

Banco Santander, S.A.

Prospectus Supplement on Form 424B2

We write to you as Spanish counsel to Banco Santander, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Company”), for the purposes of issuing a legal opinion in connection with the Prospectus Supplement on Form 424B2 (the “Prospectus Supplement”) filed by the Company with the United States Securities and Exchange Commission (“SEC”) on the date hereof. The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 filed by the Company with the SEC on 22 June 2017 (the “Registration Statement”) in connection with the Company’s offering of subscription rights to ordinary shares.

A. Documents examined

In arriving at the opinions expressed below, we have reviewed a copy of the Prospectus Supplement.

B. Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than those of Spain as they stand at present and therefore express no opinion on matters arising under any laws other than those of Spain currently in force. This legal opinion is issued on the basis that all related matters will be governed by, and construed in accordance with, Spanish law, and that all matters between the addressees of this legal opinion and ourselves (including, in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the described transaction has been limited to our role as Spanish legal counsel to the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise the Company or any other party in connection with any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Based on the above, it is our opinion that the statements made in the Prospectus Supplement under the caption “Taxation—Spanish Tax Considerations”, insofar as they relate to statements of law or legal conclusions under Spanish tax law, and subject to the qualifications and limitations set forth therein, fairly summarize the matters referred to therein in all material respects.

This legal opinion is provided to the Company in connection with the filing of the Prospectus Supplement with the SEC. This legal opinion may not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressees may make decisions based on it, nor may they claim any liability for its content without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing, for information purposes only, of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal Matters” contained in the Prospectus Supplement.

Yours faithfully,

/s/ David López Pombo

David López Pombo

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